Exhibit 5.1

Sherman & Howard L.L.C.

ATTORNEYS & COUNSELORS AT LAW

633 SEVENTEENTH STREET, SUITE 3000

DENVER, COLORADO 80202

TELEPHONE: (303)297-2900

FAX: (303)298-0940

OFFICES IN: COLORADO SPRINGS • STEAMBOAT SPRINGS • VAIL

PHOENIX • RENO • LAS VEGAS • ST. LOUIS

July 29, 2008

Board of Directors

CoBiz Financial Inc.

821 Seventeenth Street

Denver, Colorado 80202

Ladies and Gentlemen:

We have acted as counsel for CoBiz Financial Inc. (the “Company”) in connection with the preparation, execution and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, relating to the registration of 1,500,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which may be issued pursuant to the Company’s 2005 Equity Incentive Plan (the “Plan”).

In connection with the opinion expressed below, we have made such factual inquiries and have examined or caused to be examined such questions of law as we have considered necessary or appropriate for the purpose of such opinion.  On the basis of such inquiries and examinations, it is our opinion that any shares of Common Stock hereafter issued pursuant to the Plan have been duly authorized and, when issued and paid for as provided in the Plan, will be legally issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement referred to above.  By so consenting, we do not admit that we are experts with respect to any portion of the Registration Statement so as to require such consent.

Very truly yours,

/s/ Sherman & Howard L.L.C.